Exhibit No. I-2

Black Hills Corporation and Subsidiaries
Existing Debt Financing, Guarantees
and Intra-System Loans

Balances at September 30, 2004

Utility Debt Financing Arrangements

Description	Amount ($000)	Maturity Date
Black Hills Power, Inc., First Mortgage Bonds
Series Y @ 9.49%	$3,970	2018
Series Z @ 9.35%	28,305	2021
Series AB @ 8.30%[1]	45,000	2024
Series AC @ 8.06%	30,000	2010
Series AE @ 7.23%	75,000	2032
Black Hills Power, Inc., Pollution Control Revenue Bonds
Pollution Control Revenue Bonds @ 6.7%[2]	6,450	2014
Pollution Control Revenue Bonds @ 7.5%[3]	12,200	2024
Pollution Control Revenue Bonds @ 2.92%[4]	2,855	2024
Black Hills Power, Inc. Note Payable to Bear Paw Energy	433	2012
TOTAL:	$204,213

Non-Utility Debt Financing Arrangements

Description	Amount ($000)	Maturity Date
Black Hills Corp., Senior Unsecured Notes @ 6.5%	$224,748	2013
Black Hills Generation, Inc., Project Financing Debt
Fountain Valley Project Debt @ 2.65%[4]	83,843	2006
Valmont and Arapahoe Project Debt @ 2.67%[4]	126,102	2007
Wygen Project @ 2.04%[4]	111,100	2006
Wygen Project @ 2.04%[4]	17,165	2008
Black Hills Wyoming, Inc., Credit Financing
General Electric Credit Corp. Financing @ 3.16%[4]	28,714	2010
Black Hills Wyoming, Inc. Note Payable to Bear Paw Energy	433	2012
Las Vegas Cogeneration II, LLC, Note Payable to	1,656	2006
City of North Las Vegas for Sewer Connection Fee
TOTAL:	$593,761

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        1.     Black Hills Power's Series AB First Mortgage Bonds were called on October 21, 2004. The current balance is zero.

        2.     Black Hills Power's Pollution Control Revenue Bonds @ 6.7% were called on December 13, 2004, and refinanced with replacement Pollution Control Revenue Bonds @ 4.8%.

        3.     Black Hills Power's Pollution Control Revenue Bonds @ 7.5% were called on December 13, 2004, and refinanced with replacement Pollution Control Revenue Bonds @ 5.35%.

        4.    Indicates a floating rate; notional amounts of certain of these debt arrangements have been swapped for fixed rates.

Existing Short-Term Debt

Description	Amount ($000)	Expiration
Black Hills Corp. Revolving Credit Facility - One Year[5]	$125,000[6]	2005
Black Hills Corp. Revolving Credit Facility - Multi-Year[5]	225,000[7]	2006
TOTAL:	$350,000

Intra-System Loans8

Loans by and among Black Hills Corporation and its	Varies	Demand
Subsidiaries
TOTAL:	Varies

Third-Party Credit Support

Description	Amount ($000)	Expiration
Black Hills Energy Resources, Inc., Revolving Credit Facility	$ 40,000[9]	2005
Enserco Energy Inc., Revolving Credit Facility	150,000[10]	2005
TOTAL:	$ 190,000

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        5.     Interest at either (1) 4.5%, or (2) LIBOR plus 0.75% to 1.25%, at borrower’s option.

        6.     Facility amount. Amount was reduced from $200 million as of May 13, 2004. As of September 30, 2004, Black Hills Corporation had no borrowings and no letters of credit issued against facility.

        7.     Facility amount. As of September 30, 2004, Black Hills Corporation had no borrowings and $44.5 million in letters of credit issued against facility.

        8.     Because these intra-system loans are internal to the Black Hills Corporation system, they net to zero in Black Hills Corporation’s consolidated financial statements. The intra-system loan arrangements, and the balances on those arrangements, vary on a daily basis as Black Hills and its Subsidiaries engage in intra-system loan arrangements to manage their financing and cash management requirements.

        9.     Facility amount. As of September 30, 2004, Black Hills Energy Resources had no borrowings and $7.3 million in letters of credit issued against facility.

        10.     Facility amount. Amount was increased from $135 million as of May 14, 2004. As of September 30, 2004, Enserco Energy had no borrowings and $85.3 million in letters of credit issued against facility.

Intra-System Guarantees11

Description	Amount ($000)	Expiration
Guarantee by Black Hills Southwest, LLC of payments under	$10,000	5 days notice
Las Vegas Cogeneration Limited Partnership Power Purchase
and Sales Agreement with Sempra Energy Solutions
Guarantee by Black Hills Corporation of Enserco Energy Inc.	3,000	Ongoing
for potential liabilities under class action litigation
Guarantee by Black Hills Corporation of obligations	750	2005
of Las Vegas Cogeneration II, LLC, under interconnection and operating agreement with Nevada Power Company
Guarantee by Black Hills Corporation of payments of	500	2005
Black Hills Power, Inc., under various transactions with Idaho Power Company
Guarantee by Black Hills Corporation of obligations under Wygen Project	111,018	2008
Guarantee by Black Hills Corporation of payment and	28,714	2010
performance of Black Hills Wyoming, Inc., and Black Hills
Generation, Inc., under credit agreements for two combustion turbine units
Indemnification by Black Hills Corporation of Wyodak Resources Development Corporation for reclamation/surety bonds	26,481	Ongoing
Guarantee by Black Hills Nevada, LLC, of obligations of	5,000	Ongoing
Las Vegas Cogeneration II, LLC under Power Purchase Agreement with Nevada Power Company
Guarantees by Black Hills Corporation of obligations of Black Hills Power, Inc. for purchases and sales	750	2005 (or upon 30
with Southern California Edison Company		days prior notice)
TOTAL:	$186,213

Existing Financings12

Description	Amount ($000)	Expiration
Total Utility Debt Financing Arrangements	$ 204,213	N/A
Total Non-Utility Debt Financing Arrangements	593,761	N/A
Existing Short-Term Debt	350,000	N/A
Third-Party Credit Support	190,000	N/A
Intra-System Guarantees	186,213	N/A
TOTAL:	$1,524,187	N/A

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        11.     Omits guarantees that have expired prior to the date of this filing.

        12.     Does not include Intra-System Loans, which are wholly internal to Black Hills Corporation.